UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2017 (September 27, 2017)

PRINCETON CAPITAL CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	814-00710	46-3516073
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID Number)

700 Alexander Park Suite 103 Princeton, New Jersey	08540
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (609) 514-9200

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Munish Sood as Director, Chief Executive Officer, and President

On September 27, 2017, Munish Sood, a member of the Board of Directors (the “Board”) of Princeton Capital Corporation (the “Company”), the Chief Executive Officer of the Company, and the Company’s President, notified the Company of his resignation from his role as a director, as the Company’s Chief Executive Officer, and as the Company’s President, effective immediately. Mr. Sood did not resign pursuant to any disagreement with the Company.

In connection therewith, Mr. Sood also resigned as a director, officer, or manager, as applicable, of each of the Company’s portfolio companies on which he served, effective immediately.

Appointment of Mark S. DiSalvo as Interim Chief Executive Officer

On September 27, 2017, the Board, with Mr. DiSalvo abstaining, unanimously approved the appointment of Mark S. DiSalvo, currently a director of the Company, to serve as interim chief executive officer of the Company, effective as of that same date. Mr. DiSalvo will also continue to serve in his capacity as a director of the Company. There are no related party transactions involving Mr. DiSalvo that are reportable under Item 404(a) of Regulation S-K.

Mr. DiSalvo will not receive any compensation from the Company at this time.

Amendment to Indemnification Agreement

In connection with the appointment of Mr. DiSalvo as Interim Chief Executive Officer, the Company intends to enter into an amendment to Mr. DiSalvo’s existing Indemnification Agreement, in the same form as the indemnification agreement the Company has entered into with its other directors and officers. Under the Indemnification Agreement, as amended, Mr. DiSalvo will be indemnified by the Company to the maximum extent permitted under Maryland law for certain liabilities and will be advanced certain expenses that have been incurred as a result of actions brought, or threatened to be brought, against him as a director or officer of the Company as a result of his service, subject to the limitations set forth in the Indemnification Agreement, as amended.

The foregoing description of the Indemnification Agreement, as amended, does not purport to be complete and is qualified in its entirety by reference to the full text of the Indemnification Agreement, which will be filed by the Company as an exhibit to a future filing with the SEC.

Item 8.01	Other Events.

Investigation

On September 25, 2017, the United States of America filed Complaints against Mr. Sood and others captioned U.S. v. Lamont Evans, et al. and U.S. v. James Gotto, et al., in the Southern District of New York. On September 27, 2017, the Board authorized and directed its Audit Committee (which consists of the Board’s three independent board members) to conduct an independent investigation into whether such events involved or impacted the Company, and the extent to which any officer or employee of the Company may have been involved, and whether any corporate funds may have been utilized in the conduct alleged.

Intent to Terminate Investment Advisory Agreement with Princeton Advisory Group

In light of the matters set forth in this Form 8-K, on September 27, 2017, the Board determined that it would be in the best interests of the Company to terminate the Investment Advisory Agreement by and between the Company and Princeton Advisory Group, Inc. (“PAG”) dated as of June 9, 2016. The Board determined that it will send formal notice of termination to PAG to take effect at such time as the Board adopts a responsible transition plan to replace PAG. The Company has placed restrictions limiting PAG and its officers authority during this period. Once formal Notice of Termination has been sent to PAG, the Company will file a Form 8-K with the SEC, under Item 1.02.

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SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Dated:   September 28, 2017

PRINCETON CAPITAL CORPORATION

By:	/s/ Gregory J. Cannella
Name: Gregory J. Cannella
Title: Chief Financial Officer

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